Exhibit 99.1

Strategic Re-alignment Continues - Fourth Quarter 2008 Financial Results Reported

GAITHERSBURG, Md.--(BUSINESS WIRE)--February 20, 2009--Ore Pharmaceuticals Inc. (NASDAQ:ORXE) today reported financial results for the fourth quarter and year ended December 31, 2008.

Strategic Update and Quarterly Highlights

During the fourth quarter of 2008, Ore Pharmaceuticals achieved the following:

  Completed a Phase I multiple dose clinical trial for its lead drug development candidate, GL1001, a first-in-class small molecule intended for the treatment of inflammatory bowel disease. The study was a blinded, placebo-controlled study in 32 healthy volunteers, which studied multiple ascending doses. The compounded was orally administered for 14 days. All of the dose levels were well tolerated and no serious adverse effects were observed in any of the study cohorts.
  Continued its strategic realignment of corporate resources to enable concentration on further development and commercialization of its pipeline.
  The Company has reduced its operating expenses by implementing a significant reduction in its workforce from the 71 employees reported on December 31, 2007 to 14 as of December 31, 2008. Further expense reductions were achieved as a result of the sublease of approximately 80% of the Company’s Cambridge, Massachusetts facility resulting in savings of approximately $7.1 million over the remaining life of the lease. In addition, during the fourth quarter of 2008, the Company received $0.7 million for the sale of laboratory equipment associated with drug repositioning not required to further advance the Company’s drug candidate portfolio.

The Company believes that as a result of its restructuring efforts and cash conservation programs, it now has the resources to initiate and complete the next phase of clinical trial for GL1001 which is expected to begin mid 2009 and run through mid to late 2010. The Company plans to continue to exploit its portfolio of drug development candidates.

Liquidity

As of December 31, 2008, the Company had $10.8 million in combined cash, cash equivalents and marketable securities available-for-sale, compared to $32.8 million as of December 31, 2007. The cash burn for the fourth quarter of 2008 was $3.4 million continuing the trend of reduced cash burn reported throughout the year. The cash burn for the first quarter of 2009 is expected to be slightly higher than that of the fourth quarter of 2008, primarily due to timing of payments to certain of the Company's professional service providers and the fourth quarter 2008 sale, for $0.7 million, of un-needed assets related to its previous repositioning business.

Results of Operations

No revenue was recorded for the fourth quarter of 2008.

When compared to the prior year, fourth quarter 2008 Research and Development expenses decreased $1.3 million primarily as a result of lower employee-related costs offset somewhat by $0.6 million in increased expenses for third-party costs associated with the further development, including the Phase Ia clinical trial, for our lead compound, GL1001.

Compared to the fourth quarter of 2007, Selling, General and Administrative expenses were relatively flat. However, lower Selling expenses ($0.4 million) caused by the cessation of marketing efforts were somewhat offset by increased General and Administrative expenses ($0.3 million) caused by higher professional fees associated with continued strategic planning.

For the fourth quarter of 2008, Ore’s net loss was $3.4 million, or $0.62 per share, compared to a net loss of $8.8 million, or $1.38 per share, for the fourth quarter of 2007. The net loss for the fourth quarter of 2007 reflects losses of $3.8 million from continuing operations and $5.0 million from discontinued operations.

For 2008, Ore’s net loss was $22.5 million, or $3.97 per share, compared to a net loss of $34.7 million, or $5.44 per share, for 2007. The net loss for 2008 includes $3.0 million for the non-cash write-down of an equity investment. The net loss for 2007 reflects losses of $17.8 million from continuing operations and $16.9 million from discontinued operations.

Ore Pharmaceuticals Overview

Ore Pharmaceuticals is a commercial drug development company. We have applied our proprietary know-how in integrative pharmacology to identify potential new uses for drug candidates. We are now focused on developing certain compounds for which we have found new uses. Ore Pharmaceuticals currently has three compounds in its development pipeline: romazarit (beginning development for metabolic disorders), tiapamil (beginning development for treatment of diseases of the central nervous system), and GL1001 (in development for inflammatory bowel disease). In 2008, we cleared FDA review of the Investigational New Drug Application for GL1001, and began clinical trials on that compound in late September 2008. We are also currently seeking one or more partners for late-stage development of GL1001, romazarit and tiapamil. We are currently seeking to obtain rights to develop additional compounds for which we have found new uses. Visit us at orepharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements”, as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the our ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words “expect,” “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and similar expressions as they relate to Ore Pharmaceuticals or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly risks and uncertainties that may affect the Company’s operations, financial condition and financial results and that are discussed in detail in the our Annual Report on Form 10-K and our other subsequent filings with the Securities and Exchange Commission. They include, but are not limited to: whether the compounds we develop will be commercially viable; whether we will be able to begin to generate sufficient new revenue from licensing or other transactions early enough to support our operations and continuing compound development; whether there will be valid claims for indemnification from the buyers of our Genomics Assets; whether there will be claims from the landlords of the leased properties we have assigned to buyers of our Genomics Assets or our Preclinical Division that we would be required to pay as guarantors of such leases; whether we will be able to collect amounts due under the terms of promissory notes from the buyers of our Genomics Assets and molecular diagnostic business; whether we will be able to manage our existing cash adequately and whether we will have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies; whether we will be able to maintain our NASDAQ listing; whether we will be able to retain qualified personnel for our commercial drug development business; and potential negative effects on our operations and financial results from workforce reductions and the transformation of our business. Ore Pharmaceuticals Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Ore Pharmaceuticals Inc.
Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue:
Drug repositioning and development services	$-	$717	$1,950	$1,596

Expenses:
Research and development	1,128	2,458	9,676	10,260
Selling, general and administrative	2,385	2,494	12,686	11,101
Total expenses	3,513	4,952	22,362	21,361
Loss from operations	(3,513)	(4,235)	(20,412)	(19,765)

Interest (income), net	(121)	(394)	(769)	(1,988)
Write-down of equity investment	-	-	2,964	-
Gain on sale of DioGenix Inc.	-	-	(146)	-

Net loss from continuing operations	(3,392)	(3,841)	(22,461)	(17,777)
Net loss from discontinued operations	-	(4,962)	-	(16,911)

Net loss	$(3,392)	$(8,803)	$(22,461)	$(34,688)

Basic and diluted net loss per share:
Net loss from continuing operations	$(0.62)	$(0.60)	$(3.97)	$(2.79)
Net loss from discontinued operations	-	(0.78)	-	(2.65)
Net loss	$(0.62)	$(1.38)	$(3.97)	$(5.44)

Shares used in computing basic and diluted net loss per share	5,480	6,380	5,659	6,375

Ore Pharmaceuticals Inc.
Consolidated Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$10,784	$26,323
Marketable securities available-for-sale	-	6,477
Accounts receivable	8	1,953
Prepaid expenses	200	910
Notes receivable, net	3,252	-
Other current assets	62	1,185
Total current assets	14,306	36,848
Property and equipment, net	483	2,101
Long-term investments	-	2,964
Goodwill	-	554
Other intangibles, net	573	836
Notes receivable, net	338	2,676
Total assets	$15,700	$45,979

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$623	$1,120
Accrued compensation and employee benefits	1,185	2,516
Other accrued expenses	1,267	2,912
Current portion of long-term debt	477	501
Deferred revenue	-	1,500
Total current liabilities	3,552	8,549
Long-term debt, net of current portion	-	27
Deferred rent	-	32
Total liabilities	3,552	8,608
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; and no shares issued and outstanding as of December 31, 2008 and 2007	-	-
Common stock, $.01 par value; 60,000,000 shares authorized; 5,483,519 and 6,448,864 shares issued and outstanding as of December 31, 2008 and 2007, respectively	55	64
Additional paid-in capital	384,922	387,721
Accumulated other comprehensive loss	-	(46)
Accumulated deficit	(372,829)	(350,368)
Total stockholders' equity	12,148	37,371
Total liabilities and stockholders' equity	$15,700	$45,979

CONTACT:
Ore Pharmaceuticals Inc.
Philip L. Rohrer, Jr.
Chief Financial Officer
240-361-4400
prohrer@orepharma.com